Exhibit (e)

FORM OF DIVIDEND REINVESTMENT PLAN

OF

PERSHING SQUARE USA, LTD.

effective as of [ ]

Pershing Square USA, Ltd., a Delaware statutory trust (the “Company”), hereby adopts the following plan (the “Plan”) with respect to cash dividends and other cash distributions (collectively, “Cash Dividends”) declared by its Board of Trustees (the “Board”) on its common shares of beneficial interest, no par value per share (the “Common Shares”):

1.

Unless a record holder of Common Shares (a “Common Shareholder”) specifically elects to receive cash as set forth below, all Cash Dividends will be automatically reinvested in additional Common Shares, as set forth herein, and no action shall be required on such Common Shareholder’s part to have Cash Dividends reinvested in Common Shares. All Common Shareholders are deemed to be participants in the Plan (“Participants”) unless they specifically elect not to participate in the Plan by notifying the Plan Administrator pursuant to the instructions in Section 7 hereof.

2.

State Street Bank and Trust Company, as plan agent (the “Plan Administrator”), serves as agent for the Participants of the Company in administering the Plan. The Common Shares are acquired by the Plan Administrator for a Participant’s account, depending upon the circumstances described below, either (i) through receipt of additional authorized and unissued Common Shares from the Company (“Newly Issued Shares”) or (ii) by purchase of outstanding Common Shares on the open market (“Open-Market Purchases”) on the New York Stock Exchange (“NYSE”) or elsewhere. If, on a Cash Dividend payment date, the Company’s net asset value per Common Share (“NAV”) is equal to or less than the market price per Common Share on the NYSE plus estimated brokerage commissions (such condition being referred to as “market premium”), the Plan Administrator will invest the Cash Dividend amount in Newly Issued Shares on behalf of the Participant. The number of Newly Issued Shares to be credited to the Participant’s account will be determined by dividing the dollar amount of the Cash Dividend by the Company’s NAV on the date the shares are issued, unless the Company’s NAV is less than 95% of the then current market price on the NYSE of a Common Share, in which case the dollar amount of the Cash Dividend will be divided by 95% of the then current market price on the NYSE of a Common Share. If on the Cash Dividend payment date the Company’s NAV is greater than the market price on the NYSE of a Common Share (such condition being referred to as “market discount”), the Plan Administrator will invest the Cash Dividend amount in Common Shares acquired on behalf of the Participant in Open-Market Purchases.

3.

A Common Shareholder may, however, elect to receive an entire Cash Dividend in cash. To exercise this option, such Common Shareholder shall notify the Plan Administrator in writing or by telephone (pursuant to the instructions in Section 7 hereof) so that such notice is received by the Plan Administrator no later than 1:00 p.m. Eastern time on the record date for the Cash Dividend involved. Persons who hold their Common Shares through a bank, broker or other nominee and who wish to elect to receive any Cash Dividends in cash must contact their bank, broker or other nominee.

4.

The Plan Administrator will set up a Plan account for Common Shares acquired through the Plan for each Participant. The Plan Administrator may hold each Participant’s Common Shares, together with the Common Shares of other Participants, in non-certificated form in the Plan Administrator’s name or that of its nominee. In the case of Common Shareholders such as banks, brokers or other nominees that hold Common Shares for others who are the beneficial owners, the Plan Administrator will administer the Plan on the basis of the number of Common Shares certified from time to time by the record shareholder and held for the account of beneficial owners who participate in the Plan.

5.

The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable. Each Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a Common Share and dividends and other distributions on fractional Common Shares will be credited to each Participant’s Plan account.

6.

In the event that the Company makes available to its shareholders rights to purchase additional Common Shares or other securities, the Common Shares or other securities held by the Plan Administrator for each Participant under the Plan will be added to any other Common Shares or other securities held by the Participant (in book-entry or certificated form) in calculating the number of rights to be issued to the Participant.

7.

The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid for by the Company. There will be no brokerage charges to Common Shareholders with respect to Common Shares issued directly by the Company as a result of dividends or other distributions payable either in Common Shares or in cash. However, each Participant will pay a pro-rata share of brokerage commissions incurred with respect to the Plan Administrator’s Open-Market Purchases in connection with the reinvestment of Cash Dividends.

8.

Each Participant may terminate his, her or its account under the Plan by so notifying the Plan Administrator by writing to the Plan Administrator at State Street Corp—Transfer Agency, 1 Heritage Dr. North Quincy, MA 02171 or by calling the Plan Administrator at 617 985-9686. Such termination will be effective immediately if the Participant’s notice is received by the Plan Administrator at least 10 days prior to any dividend or other distribution record date; otherwise, such termination will be effective only with respect to any subsequent dividend or other distribution. The Plan may be terminated by the Company upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any dividend or other distribution by the Company. Persons who hold their Common Shares through a bank, broker or other nominee and who wish to terminate their account under the Plan may do so by notifying their bank, broker or other nominee.

9.

Upon any termination of the Plan by the Company or upon any termination by a Participant of his, her or its account under the Plan, the Plan Administrator will cause full and fractional Common Shares held for the Participant under the Plan to be credited to the Participant in book-entry form with the Company’s transfer agent. In advance of such termination, a Participant may instead elect to have the Plan Administrator sell part or all of the Participant’s shares and remit the proceeds to the Participant. A sale request that is received before 1:00 p.m. Eastern time, will, subject to market conditions and their factors, generally be sold the same business day. Sales usually take place on a daily basis during trading days on the NYSE, and are generally processed on the day that a sale request is received by the Plan Administrator (if received during a trading day) and no later than five business days of the receipt of that request. Persons who hold their Common Shares through a bank, broker or other nominee and who wish sell part or all of their shares under the Plan may do so by notifying their bank, broker or other nominee.

10.

These terms and conditions may be amended or supplemented, and the Plan may be terminated, by the Company at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof (and in the case of termination, at least 30 days prior to the record date for the payment of any Cash Dividend by the Company). The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice from the Participant of the termination of such Participant’s account under the Plan. Any such amendment may include an appointment by the Plan Administrator, in its place and stead, of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving dividends and other distributions, the Company will be authorized to pay to such successor agent, for each Participant’s account, all dividends and other distributions payable on Common Shares of the Company held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

11.

The Plan Administrator will at all times act in good faith and use its commercially reasonable best efforts to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, bad faith, or willful misconduct or that of its employees or agents.

12.	These terms and conditions shall be governed by the laws of the State of Delaware, without regard to its conflict of laws rules.

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